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Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
File No. 333-225158

PROSPECTUS SUPPLEMENT NO. 1
To Prospectus dated July 31, 2018

BROOKFIELD PROPERTY PARTNERS L.P.
281,564,838 Limited Partnership Units

        This Prospectus Supplement No. 1 amends and supplements the prospectus dated July 31, 2018 (the "Original Prospectus" and as amended and supplemented, this "Prospectus"), which forms a part of our Registration Statement on Form F-3 (Registration No. 333-225158). This Prospectus Supplement No. 1 is being filed to amend and supplement certain information included in the Original Prospectus with the information contained in this Prospectus Supplement No. 1. This Prospectus Supplement No. 1 should be read in conjunction with and accompanied by the Original Prospectus. Any information that is modified or superseded in the Original Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement No. 1.

        This Prospectus relates to our delivery of up to 281,564,838 non-voting limited partnership units ("BPY units") of Brookfield Property Partners L.P. ("BPY") to holders of Class A Stock (the "Class A Stock") of Brookfield Property REIT Inc. ("BPR"), a Delaware corporation. As of May 8, 2019, there were 93,931,957 shares of Class A Stock outstanding. Pursuant to the terms of the certificate of incorporation of BPR, each holder of Class A Stock has the right to exchange all or a portion of its Class A Stock for cash at a price equal to the value of an equivalent number of BPY units; however, we may elect to satisfy such exchange request by delivering BPY units pursuant to this Prospectus in exchange for such shares of Class A Stock. We do not know when or in what amount we may deliver BPY units to such holders of Class A Stock in connection with such exchanges.

        This Prospectus Supplement No. 1 amends and supplements the Original Prospectus to reflect that, effective as of June 26, 2019, BPR amended and restated its certificate of incorporation to provide that we will deliver the BPY units in satisfaction of requested exchanges from time to time by holders of Class A Stock ("Requested Exchanges"), rather than through Brookfield Properties, Inc., a Delaware corporation (now known as BP US REIT LLC, a Delaware limited liability company and subsidiary of BPY) as a selling unitholder (the "Selling Unitholder"). The sections of the Original Prospectus entitled "Use of Proceeds," "Exchanges of BPR Class A Stock for BPR Units" and "Plan of Distribution" are hereby replaced by the new Use of Proceeds, Exchanges of BPR Class A Stock for BPR Units and Plan of Distribution sections (which reflect the change noted above) in this Prospectus Supplement No. 1. Further, the section of the Original Prospectus entitled "Selling Unitholder" and all references to the Selling Unitholder in the Original Prospectus are no longer applicable.

        BPY units are traded on the NASDAQ Global Select Market (the "NASDAQ") under the symbol "BPY" and the Toronto Stock Exchange (the "TSX") under the symbol "BPY.UN".

        We will not receive any cash proceeds from the delivery of BPY units upon the exchange of Class A Stock. However, we will acquire shares of Class A Stock in exchange for any BPY units delivered by us pursuant to this Prospectus, which shares of Class A Stock will automatically convert into shares of Class B-1 Stock of BPR (as described in this Prospectus Supplement No. 1) without further action required. With each such acquisition, our indirect interest in BPR will increase. See "Exchanges of BPR Class A Stock for BPY Units" and "Plan of Distribution" in this Prospectus Supplement No. 1.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 3 of the Original Prospectus and in the documents we incorporate by reference for a description of the risks you should consider when evaluating such investment.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is June 26, 2019

ABOUT THIS PROSPECTUS SUPPLEMENT NO. 1

        This Prospectus Supplement No. 1 should be read in conjunction with and is qualified by reference to the Original Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes the information contained in the Original Prospectus. You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        In this Prospectus, unless the context suggests otherwise, references to "we", "us" and "our" are to BPY and its subsidiaries on a consolidated basis. Unless the context suggests otherwise, in this Prospectus references to:

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  "BAM" are to Brookfield Asset Management Inc.;

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  "BPR" are to Brookfield Property REIT Inc., a Delaware corporation, as successor to GGP following the Merger;

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  "BPR certificate of incorporation" are to the fourth amended and restated certificate of incorporation of BPR, effective as of June 26, 2019;

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  "BPY" are to Brookfield Property Partners L.P., a Bermuda exempted limited partnership;

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  "BPY units" are to non-voting limited partnership interests in BPY;

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  "Class A Stock" are to class A stock, par value $0.01 per share, of BPR, issuable pursuant to the BPR certificate of incorporation;

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  "Class B Stock" are to Class B-1 Stock and Class B-2 Stock, and prior to the effectiveness of the BPR certificate of incorporation as of June 26, 2019, to the class B stock, par value $0.01, per share, of BPR issued pursuant to the third amended and restated certificate of incorporation of BPR, dated August 27, 2018;

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  "Class B-1 Stock" are to class B-1 stock, par value $0.01 per share, of BPR issuable pursuant to the BPR certificate of incorporation;

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  "Class B-2 Stock" are to class B-2 stock, par value $0.01 per share, of BPR issuable pursuant to the BPR certificate of incorporation;

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  "Class C Stock" are to class C stock of BPR, par value $0.01 per share, of BPR issuable pursuant to the BPR certificate of incorporation;

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  "GGP" are to GGP Inc., a Delaware corporation and BPR's predecessor;

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  "Merger" means the merger contemplated by the Merger Agreement;

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  "Merger Agreement" means that certain Agreement and Plan of Merger dated March 26, 2018 (as amended from time to time in accordance with its terms) among BPY, GGP and Goldfinch Merger Sub Corp., a Delaware corporation and an indirect wholly-owned subsidiary of BPY;

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  "Series B Preferred Stock" are to series B preferred stock, par value $0.01 per share, of BPR, issuable pursuant to the BPR certificate of incorporation; and

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  "Transactions" are to the Merger and the other transactions contemplated by the Merger Agreement, including the issuance by GGP of shares of Class A Stock to stockholders of GGP pursuant to a pre-closing special dividend.

        Certain other defined terms are as defined elsewhere in this Prospectus.

S-i

USE OF PROCEEDS

        We will not receive any cash proceeds from the delivery of BPY units upon the exchange of Class A Stock. However, we will acquire shares of Class A Stock in exchange for any BPY units that are delivered by us pursuant to this Prospectus, which Class A Stock will automatically convert into Class B-1 Stock without further action required. With each such acquisition, our indirect interest in BPR will increase. See "Exchanges of BPR Class A Stock for BPY Units" and "Plan of Distribution" in this Prospectus Supplement No. 1.

 EXCHANGES OF BPR CLASS A STOCK FOR BPY UNITS

General

        The exchange rights relating to the Class A Stock are described in the BPR certificate of incorporation, which is filed as an exhibit to our Form 6-K dated June 26, 2019 and incorporated by reference into the registration statement of which this Prospectus forms a part. Upon exchange, holders of Class A Stock will receive, with respect to each exchanged share, either (i) cash in an amount equivalent to the market value of one BPY unit or (ii) one BPY unit, in each case as described in further detail below. Any such BPY units will either be delivered by us under this Prospectus as described in "— Primary Exchange Rights" below or will be delivered by BAM under our registration statement for the delivery of BPY units by BAM in exchange for Class A Stock (the "Concurrent Registration Statement") pursuant to the terms of the rights agreement (the "Rights Agreement"), dated as of April 27, 2018, entered into between BAM and Wilmington Trust, National Association (the "Rights Agent") as described in "— Secondary Exchange Rights" below or in privately-negotiated transactions as described in "— Privately-Negotiated Exchanges" below.

        Upon exchange, the right of holders to receive distributions with respect to shares of Class A Stock exchanged will cease (but if such right is exchanged for BPY units, holders thereof will have rights to distributions as a BPY unitholder from the time of such acquisition of BPY units).

Primary Exchange Rights

        Under the BPR certificate of incorporation, at any time from and after the date of the issuance of the Class A Stock, each holder of one or more shares of Class A Stock has the right (the "Exchange Right") to require BPR to repurchase, on or prior to the tenth business day after the delivery of a notice of exchange in the form attached to the BPR certificate of incorporation (each, a "Notice of Exchange"), all or such portion of the shares of Class A Stock held by such holder specified in a Notice of Exchange delivered to BPR by or on behalf of such holder (such shares of Class A Stock being hereafter referred to as "Tendered Class A Shares" and such holder, the "Tendering Class A Shareholder") for the Cash Amount (as defined below) in accordance with the terms and conditions described in the BPR certificate of incorporation. Upon completion of the repurchase of any Tendered Class A Shares in accordance with this Exchange Right, the Tendering Class A Shareholder will have no further right, with respect to any Tendered Class A Shares so repurchased, to receive any dividends on Class A Stock with a record date on or after the date on which such Tendered Class A Shares are so repurchased. Any Exchange Right must be exercised pursuant to a Notice of Exchange delivered to BPR by or on behalf of the Tendering Class A Shareholder. Upon receipt by BPR of a Notice of Exchange, BPR will promptly, and, in any event within one business day after receipt thereof, deliver to each of BAM and BPY, as applicable, a written notification of BPR's receipt of such Notice of Exchange setting forth the identity of the Tendering Class A Shareholder and the number of Tendered Class A Shares. BPR will pay to the Tendering Class A Shareholder, in accordance with instructions set forth in the Notice of Exchange to the Tendering Class A Shareholder, at or prior to 11:00 a.m., New York City time, on or prior to the applicable Specified Exchange Date (as defined below), the Cash Amount with respect to each Tendered Class A Share, but only out of funds legally available therefor, subject to the provisions of the next paragraph.

        Notwithstanding the paragraph above, if a Notice of Exchange has been delivered to BPR by or on behalf of a Tendering Class A Shareholder, then we may elect to satisfy BPR's obligation by exchanging all of the Tendered Class A Shares held by such Tendering Class A Shareholder for the BPY Units Amount (as defined below) and, if we so elect, we will deliver the BPY Units Amount to such Tendering Class A Shareholder no later than the close of business on the applicable Specified Exchange Date.

        If applicable, we will give the Tendering Class A Shareholder, BAM and BPR, as necessary, written notice of our election to exercise our right to deliver the BPY Units Amount (including instructions to the Tendering Class A Shareholder regarding delivery of the Tendered Class A Shares) on or before the close of business on the third business day after the date of the applicable Notice of Exchange. If no such notice is delivered, the Tendering Class A Shareholder will receive the Cash Amount on or prior to the Specified Exchange Date, and BPR will deliver instructions to the Tendering Class A Shareholder regarding delivery of the Tendered Class A Shares no later than the fourth business day after the date of the applicable Notice of Exchange. The Tendering Class A Shareholder must deliver its Tendered Class A Shares to us on or prior to the second business day prior to the applicable Specified Exchange Date in accordance with the delivery instructions contained in such notice. Once the Tendering Class A Shareholder has delivered its Tendered Class A Shares according to these instructions, such delivery will be irrevocable pending completion of the exchange. In the event that a Tendering Class A Shareholder has not received, on or prior to 11:00 a.m., New York City time, or the close of business, as applicable, on the applicable Specified Exchange Date, with respect to any Tendered Class A Share, either the Cash Amount or the BPY Units Amount in satisfaction of such Tendering Class A Shareholder's exercise of its Exchange Right, then such Tendering Class A Shareholder will be entitled to receive the equivalent of such Cash Amount or BPY Units Amount from BAM pursuant to the Rights Agreement. In this scenario, the Tendered Class A Shares will be delivered to the Rights Agent in exchange for the delivery of the equivalent of the Cash Amount or BPY Units Amount from a collateral account of BAM administered by the Rights Agent. See "— Secondary Exchange Rights" below.

        "BPY Units Amount" means, with respect to Tendered Class A Shares, a number of BPY units equal to the product of (a) the number of Tendered Class A Shares multiplied by (b) the Conversion Factor in effect on the Valuation Date with respect to such Tendered Class A Shares.

        "BPY Unit Value" means, with respect to a BPY unit on a particular date, the market price of a BPY unit on the NASDAQ on such date or, if such date is not a trading day, the most recent trading day (subject to certain exceptions and alternatives in the event the BPY units are no longer listed on the NASDAQ, as described in the BPR certificate of incorporation).

        "Cash Amount" means with respect to Tendered Class A Shares, an amount in cash equal to the product of (a) the BPY Units Amount as of the Exchange Date multiplied by (b) the BPY Unit Value as of the Valuation Date with respect to such Tendered Class A Shares.

        "Conversion Factor" means 1.0, subject to certain customary conversion events as described in more detail in the BPR certificate of incorporation.

        "Exchange Date" means the date upon which a Tendering Class A Shareholder's Exchange Right has been satisfied by the delivery of either the Cash Amount or BPY Units Amount to such Tendering Class A Shareholder with respect to its Tendered Class A Shares.

        "Specified Exchange Date" means, with respect to each Notice of Exchange for which an Exchange Date has not occurred prior thereto, the tenth (10th) business day following the delivery of such Notice of Exchange to BPR.

        "Valuation Date" means the date of receipt by BPR of a Notice of Exchange or, if such date is not a business day, the first business day thereafter.

Limitations on the Number of Tendered Shares of Class A Stock

        With respect to any repurchase or exchange: (i) without the consent of BPR, each beneficial holder of Class A Shares may not effect the Exchange Right for less than 1,000 shares of Class A Stock (after giving effect to any stock split, reverse stock split or stock combination) or, if such holder holds less than 1,000 shares of Class A Stock (after giving effect to any stock split, reverse stock split or stock combination), all of the Class A Stock held by such holder; and (ii) each Tendering Class A Shareholder will continue to own each share of Class A Stock subject to any Notice of Exchange, and be treated as a Class A Shareholder with respect to each such share of Class A Stock for all purposes of the BPR certificate of incorporation, until such share of Class A Stock has been repurchased for the Cash Amount, exchanged for the BPY Units Amount or repurchased or exchanged in accordance with the Rights Agreement. A Tendering Class A Shareholder will have no rights as a BPY unitholder with respect to any BPY units to be received by such Tendering Class A Shareholder in exchange for Tendered Class A Shares until the receipt by such Tendering Class A Shareholder of the BPY Units Amount with respect to such Tendered Class A Shares.

Free and Clear Delivery of Class A Stock

        All Tendered Class A Shares are required to be delivered free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Class A Shares, neither we nor BPR will be under any obligation to acquire the same.

No Fractional BPY Units

        No fractional BPY units will be issued or delivered upon exchange of a share of Class A Stock. In lieu of any fractional BPY units to which the Tendering Class A Shareholder would otherwise be entitled at our election, we will pay an amount in cash equal to the BPY Unit Value on the trading day immediately preceding the Exchange Date multiplied by such fraction of a BPY unit.

Conversion of Tendered Class A Shares

        All Class A Stock acquired by us will automatically, and without further action required, be converted into fully paid and non-assessable shares of Class B-1 Stock having an aggregate liquidation amount equal to the BPY Unit Value of such Tendered Class A Shares as of the date such Tendered Class A Shares are received by us, or, if such date is not a trading day, the most recent trading day.

        With each such acquisition by us of Class A Stock and conversion thereof for shares of Class B-1 Stock, our indirect ownership interest in BPR will increase.

Secondary Exchange Rights

        In accordance with the Rights Agreement, BAM has agreed to satisfy, or cause to be satisfied, the obligations with respect to the Secondary Exchange Rights (as defined below) contained in the BPR certificate of incorporation. The Rights Agent has agreed to establish a Collateral Account (as defined below under "— Collateral Account"), and BAM has contributed and will maintain an amount of cash or securities in accordance with the Rights Agreement (as further described below) in order to enable the Rights Agent to exchange Tendered Class A Shares for the Cash Amount or the BPY Units Amount in accordance with the Rights Agreement.

        This description of the Rights Agreement is included in this Prospectus Supplement No. 1 solely as supplemental information for reference in connection with exchanges of Class A Stock for BPY units that may be satisfied by BAM instead of us in certain circumstances. Any such exchanges will be made solely pursuant to the prospectus filed with the Concurrent Registration Statement, and not by this Prospectus. For your reference, the Rights Agreement is filed as an exhibit to the registration statement of which this Prospectus forms a part.

Appointment of Rights Agent; Term

        Pursuant to the Rights Agreement, Wilmington Trust, National Association has agreed to act as the Rights Agent for the holders, as a class and not individually, of Class A Stock. Pursuant to and subject to the terms and conditions set forth in the BPR certificate of incorporation, a holder of Class A Stock may request to exchange shares of Class A Stock and receive in exchange for each such Tendered Class A Share the Cash Amount from BPR or, upon our election, the BPY Units Amount from us, in each case no later than the Specified Exchange Date. See above under "— Primary Exchange Rights". Pursuant to the Rights Agreement, BAM has agreed that, in the event that, on the applicable Specified Exchange Date with respect to any Tendered Class A Shares, (i) BPR has not satisfied its obligation under the BPR certificate of incorporation by delivering the Cash Amount and (ii) we have not acquired such Tendered Class A Share from the holder thereof and delivered the BPY Units Amount, BAM will satisfy, or cause to be satisfied, the obligations pursuant to the charter to exchange such Tendered Class A Shares for the BPY Units Amount or the Cash Amount (the "Secondary Exchange Rights").

        The Secondary Exchange Rights are a part of the terms of the Class A Stock and may not be evidenced, transferred or assigned separate or apart from the Class A Stock. The obligations of the Rights Agent under the Rights Agreement became effective as of the first issuance of Class A Stock by BPR.

        The Rights Agreement will terminate on the twentieth (20th) anniversary of the Transactions, unless otherwise terminated pursuant to its terms as described below. The term of the Rights Agreement may be extended with the mutual consent of BAM and a majority of the independent members of BPR's board of directors.

        As of the date of the Rights Agreement, BAM represents and warrants that BAM has the financial capacity to pay and perform its obligations under the Rights Agreement.

Satisfaction of Secondary Exchange Rights

        In accordance with the BPR certificate of incorporation, BPR is required to deliver a notice (a "Company Notice") to the Rights Agent and BAM on the applicable Specified Exchange Date if the conditions to the exercise of the Secondary Exchange Rights with respect to any Tendered Class A Shares have been satisfied. The Company Notice must set forth the BPY Units Amount and the Cash Amount for such Tendered Class A Shares and any necessary wire transfer or other delivery instructions. Concurrently with its delivery of a Company Notice, BPR will also give the Tendering Class A Shareholder written notice that the conditions to the exercise of the Secondary Exchange Rights with respect to such Tendered Class A Shares have been satisfied (including, if necessary, instructions to the Tendering Class A Shareholder regarding delivery of the Tendered Class A Shares to the Rights Agent). Once the Tendering Class A Shareholder has delivered its Tendered Class A Shares according to these instructions, such delivery will be irrevocable.

        BAM may provide notice to the Rights Agent by the business day immediately following receipt of the Company Notice (and one business day following the notice to the Tendering Class A Shareholder), providing that BAM has elected, in BAM's sole discretion, to fund the Cash Amount, which will be paid to the Tendering Class A Shareholder promptly, and in any event within two (2) business days following receipt of the Company Notice. If the Rights Agent has not received such notice from BAM, the Rights Agent must exchange the Tendered Class A Shares for a number of BPY units held in the Collateral Account equal to the BPY Units Amount and promptly, and in any event within two (2) business days following receipt of the Company Notice, deliver such BPY units from the Collateral Account to the holder of the Tendered Class A Shares. If there are not enough BPY units in the Collateral Account to satisfy the BPY Units Amount with respect to one or more of such Tendered Class A Shares, the Rights Agent will exchange such Tendered Class A Shares for an amount of cash from the Collateral Account equal to the Cash Amount and promptly, and in any event within two (2) business days following receipt of the Company Notice, deliver the Cash Amount to the holder of the Tendered Class A Shares.

        If BPR fails to deliver a Company Notice (to the knowledge of the holder of the Tendered Class A Shares, in the event such holder has not received the Cash Amount or BPY Units Amount on or prior to the Specified Exchange Date and no notice to Tendering Class A Shareholders in respect of a Company Notice has been delivered to such holder), the Tendering Class A Shareholder may deliver, or cause to be delivered, a notice (an "Exchanging Class A Stockholder Notice") to the Rights Agent and BAM. Accordingly, Tendering Class A Shareholders may deliver an Exchanging Class A Stockholder Notice beginning on the next business day following a Specified Exchange Date. The Exchanging Class A Stockholder Notice must set forth the number of such Tendered Class A Shares and any necessary wire transfer or other delivery instructions. On the next business day following receipt of the Exchanging Class A Stockholder Notice, BAM will provide notice to the Rights Agent (i) setting forth the BPY Units Amount and the Cash Amount for such Tendered Class A Shares and (ii) instructing the Rights Agent to exchange each Tendered Class A Share for BPY units or, at BAM's election, the Cash Amount from the Collateral Account. BAM is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the Secondary Exchange Right have not been satisfied. Once the Tendering Class A Shareholder has delivered its Tendered Class A Shares, such delivery will be irrevocable. On or prior to the second business day following receipt by the Rights Agent of each of the (i) instruction by BAM, (ii) the Exchanging Class A Stockholder Notice and (iii) delivery of the Tendered Class A Shares, the Rights Agent will exchange such Tendered Class A Shares for the BPY Units Amount or the Cash Amount, as applicable pursuant to any election by BAM, from the Collateral Account or, if there are not enough BPY units in the Collateral Account, for the Cash Amount from the Collateral Account. If BAM makes an election to exchange the Tendered Class A Shares for the Cash Amount and there is not a sufficient amount of cash in the Collateral Account, BAM must deposit the required amount into the Collateral Account simultaneously with such election.

        In connection with the exercise by a holder of the Secondary Exchange Right with respect to any Tendered Class A Shares held through the Depository Trust Company ("DTC") or another depositary, such holder will deliver to the Rights Agent such Tendered Class A Shares pursuant to DTC's or such other depositary's applicable procedures. In addition, such holder will deliver to the Rights Agent via e-mail on the business day prior to delivery of such Tendered Class A Shares, a copy of the Exchanging Class A Stockholder Notice, if applicable.

Receipt of Tendered Class A Shares; Withholding

        Holders of Tendered Class A Shares will deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such Tendered Class A Shares, the holder of such Tendered Class A Shares will not be entitled to exercise its Secondary Exchange Rights with respect to such shares. Each holder of Tendered Class A Shares will pay to BAM the amount of any tax withholding due upon the exchange of such shares and, in the event BAM elects to acquire some or all of the Tendered Class A Shares in exchange for the Cash Amount, will authorize BAM to retain a portion of the Cash Amount to satisfy tax withholding obligations. If BAM elects to acquire some or all of the Tendered Class A Shares in exchange for the BPY Units Amount, BAM may elect to either satisfy the amount of any tax withholding by retaining BPY units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by BAM, which amounts will be treated as a loan by BAM to the holder of the Tendered Class A Shares, in each case, unless the holder, at the holder's election, has made arrangements to pay the amount of any such tax withholding.

BPY Units Record Date

        Each former holder of Tendered Class A Shares who receives the BPY Units Amount will be deemed to have become the owner of the BPY units as of the date upon which such Tendered Class A Shares are duly surrendered in accordance with the Rights Agreement.

Collateral Account

        BAM has agreed to maintain one (1) or more non-interest bearing trust accounts to be administered by the Rights Agent (the "Collateral Account"). At all times on and after the date of issuance of any Class A Stock by BPR, BAM will ensure that the aggregate of (i) the BPY units in or issuable pursuant to any convertible securities in the Collateral Account (the "Collateral Account BPY Unit Balance") and (ii) the number of BPY units equal to the aggregate amount of cash in the Collateral Account divided by the value of a BPY unit (the "Collateral Cash Balance" and, together with the Collateral Account BPY Unit Balance, the "Collateral Account Balance") will at all times be equal to or exceed the number of BPY units that is equal to the product of the total number of shares of Class A Stock outstanding (excluding those owned by BAM or its affiliates) multiplied by the Conversion Factor in accordance with the BPR certificate of incorporation (the "Required Collateral Account Balance").

        If the Collateral Account Balance is at any time less than the Required Collateral Account Balance, BAM will, within two (2) business days, cause to be deposited into the Collateral Account either (i) a number of BPY units or any security convertible into or redeemable for BPY units ("BPY Unit Convertibles") or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the Collateral Account Balance to be at least equal to the Required Collateral Account Balance. To the extent that conversion or redemption of a BPY Unit Convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by BAM or its affiliates, and must either be satisfied directly by BAM or such affiliates or will be deemed to reduce the Collateral Account Balance. BAM must keep the Rights Agent informed of the Collateral Account Balance and the Required Collateral Account Balance in writing on a regular basis, and must inform the Rights Agent in writing within two (2) business days of any change in the Collateral Account Balance or the Required Collateral Account Balance for any reason, including as a result of an adjustment to the Conversion Factor pursuant to the BPR certificate of incorporation.

        BAM and its affiliates will not be entitled to withdraw any BPY unit or BPY Unit Convertible from the Collateral Account, except (i) if the Collateral Account Balance exceeds the Required Collateral Account Balance, either as a result of a change in the Conversion Factor pursuant to the BPR certificate of incorporation or a decrease in the number of shares of Class A Stock outstanding (excluding Class A Stock held by BAM or its affiliates) or (ii) upon the deposit by BAM or its affiliates of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the BPY units withdrawn.

        If the Collateral Account contains any amount of cash in lieu of BPY units, such Cash Amount is required to be no less than the product of the Required Collateral Account Balance minus the Collateral Account BPY Unit Balance, multiplied by one hundred and twenty-five percent (125%) of the value of a BPY unit (the "Required Collateral Account Cash Balance"). If at any time the Collateral Cash Balance is less than the Required Collateral Account Cash Balance, BAM will within two (2) business days cause to be deposited cash or cash equivalents in the Collateral Account in an amount sufficient to cause the Collateral Account cash balance to be at least equal to the Required Collateral Account Cash Balance.

        BAM and its affiliates will not be entitled to withdraw any cash or cash equivalents from the Collateral Account, except (i) to the extent the Collateral Cash Balance is greater than one hundred and twenty percent (120%) of the Required Collateral Account Cash Balance or (ii) upon the deposit in the Collateral Account of a corresponding number of BPY units or BPY Unit Convertibles.

Registration of BPY Units

        BAM has agreed to take all action within its control to ensure that at all times, with respect to all of the BPY units in the Collateral Account, including BPY units issuable from time to time upon conversion of or redemption for BPY Unit Convertibles, the transfer of such BPY units from the Collateral Account to a holder of Tendered Class A Shares will be registered under the Securities Act pursuant to an effective resale shelf registration statement. The Concurrent Registration Statement satisfies this registration requirement.

        If such a resale shelf registration statement has not been effective for five (5) consecutive business days, BAM will cause to be deposited into the Collateral Account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all BPY units (including BPY units issuable from time to time upon conversion of or redemption for BPY Unit Convertibles) held in the Collateral Account at such time.

Termination or Amendment

        The Rights Agreement will terminate automatically on the earliest of (i) the first business day after the pre-closing dividend that there is no Class A Stock outstanding, other than Class A Stock owned by BAM or its affiliates and (ii) the 20th anniversary of the Transactions. In addition, prior to the second anniversary of the date of the first issuance of Class A Stock, the Rights Agreement may be terminated or amended at any time upon the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which BPR's securities may then be listed) of BPR. From and after the second anniversary of the date of the first issuance of Class A Stock, the Rights Agreement may be terminated or amended at any time upon either (i) the affirmative consent or vote, as applicable, of holders of a majority of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the BPR's securities may then be listed) of BPR or (ii) the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class.

Privately-Negotiated Exchanges

        The Concurrent Registration Statement also permits BAM, in its sole discretion, to deliver BPY units to holders of Class A Stock in exchange for such holders' shares of Class A Stock in privately-negotiated transactions from time to time, otherwise than in connection with requested exchanges that are to be satisfied pursuant to the terms of the Rights Agreement. Any such deliveries of BPY units to holders of Class A Stock by

BAM will be made pursuant to the prospectus in the Concurrent Registration Statement, and not this Prospectus.

PLAN OF DISTRIBUTION

        This Prospectus relates to the delivery by us of up to 281,564,838 BPY units if and to the extent that holders of Class A Stock exchange their Class A Stock in accordance with the terms of the Class A Stock and the BPR certificate of incorporation and we elect to deliver BPY units in consideration for such Class A Stock. We have registered the BPY units for exchange to provide the holders thereof with freely tradeable securities, but registration of such BPY units does not necessarily mean that we will deliver any BPY units.

        BPY units to be delivered to Tendering Class A Shareholders pursuant to this Prospectus will be delivered by us no later than the close of business on the applicable Specified Exchange Date. If applicable, we will give such Tendering Class A Shareholders written notice of our election to deliver the BPY Units Amount on or before the close of business on or before the third (3rd) business day after the date of the applicable Notice of Exchange. BPY units will be delivered in book-entry form through the facilities of DTC to the account(s) as specified in the Notice of Exchange. See "Exchanges of BPR Class A Stock for BPY Units" in this Prospectus Supplement No. 1.

        In the event that a Tendering Class A Shareholder has not received, on or prior to 11:00 a.m., New York City time, or the close of business, as applicable, on the applicable Specified Exchange Date, with respect to any Tendered Class A Share, either the Cash Amount or the BPY Units Amount in satisfaction of such Tendering Class A Shareholder's exercise of its Exchange Right, then such Tendering Class A Shareholder will be entitled to receive the equivalent of such Cash Amount or BPY Units Amount from BAM pursuant to the Rights Agreement. See "Exchanges of BPR Class A Stock for BPY Units — Secondary Exchange Rights" in this Prospectus Supplement No. 1. BPY units delivered by BAM will be made pursuant to the Concurrent Registration Statement, and not this Prospectus.

        We will not receive any cash proceeds from the delivery of the BPY units upon the exchange of Class A Stock for BPY units. However, we will acquire shares of Class A Stock in exchange for any BPY units that are delivered pursuant to this Prospectus, which Class A Stock will automatically convert into Class B-1 Stock without further action required.

        The BPY units are listed on the NASDAQ under the symbol "BPY" and the TSX under the symbol "BPY.UN".